EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
by and among
EAS GROUP, INC.
XL ACQUISITION CORP.
and
BROOKTROUT, INC.
Dated as of August 18, 2005

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Page
9.12 WAIVER OF JURY TRIAL	49
9.13 Disclosure Schedules	49
Schedules and Exhibits

Schedule A Exhibit A	Parties to Company Stockholder Agreements Form of Company Stockholder Agreement

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TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Articles of Merger	Section 1.1
Bankruptcy and Equity Exception	Section 3.4(a)
Broadview	Section 3.21
Business Day	Section 1.2
Buyer	Preamble
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.12
Buyer Material Adverse Effect	Section 4.1
Certificate	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Commitment Letters	Section 4.6
Company	Preamble
Company Balance Sheet Company Board	Section 3.5(b) Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.14(a)
Company ESPP	Section 2.3(d)
Company Intellectual Property	Section 3.10(b)
Company’s Knowledge	Section 3.8(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1
Company Material Contract	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.16
Company Preferred Stock	Section 3.2(a)
Company Rights	Section 3.23
Company SEC Reports	Section 3.5(a)
Company Stock Options	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Stockholder Agreements	Preamble
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Confidentiality Agreement	Section 5.2

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Terms	Reference in Agreement
Contamination or Contaminated	Section 3.13(d)
Continuing Employees	Section 6.12
Contract	Section 3.4(b)
Costs Dissenting Shares	Section 6.8(a) Section 2.4(a)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.5(b)
Government Contracts	Section 3.20
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 4.3(b)
Indemnified Parties	Section 6.8(a)
Insurance Policies	Section 3.18
Intellectual Property	Section 3.10(a)
Liens	Section 3.4(b)
MBCA	Preamble
Merger	Preamble
Merger Consideration	Section 2.1(c)
New Offer	Section 6.1(b)(iii)
Option Consideration	Section 2.3(b)
Ordinary Course of Business	Section 3.6
Outside Date	Section 8.1(b)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(c)
Required Cash Amount	Section 4.6
Required Company Stockholder Vote Representatives	Section 3.4(d) Section 6.1(a)
Sarbanes-Oxley Act	Section 3.5(b)
SEC	Section 3.4(c)
Securities Act	Section 3.2(c)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Third Party Intellectual Property	Section 3.10(b)

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Terms	Reference in Agreement
Transitory Subsidiary	Preamble
Vested Options	Section 2.3(a)
WARN Act	Section 3.17(e)

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 18, 2005, by and among EAS Group, Inc., a Delaware corporation (the “Buyer”), XL Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Brooktrout, Inc., a Massachusetts corporation (the “Company”).
     WHEREAS, the Board of Directors of the Company has adopted the Agreement and voted to recommend that the stockholders of the Company approve the Agreement, the Merger (as defined below) and the other transactions contemplated hereby;
     WHEREAS, the Board of Directors of the Buyer has approved the Agreement, the Merger and the other transactions contemplated hereby, and the Board of Directors of the Transitory Subsidiary has adopted the Agreement and voted to recommend that the Buyer approve the Agreement, the Merger and the other transactions contemplated hereby;
     WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Massachusetts Business Corporation Act (the “MBCA”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer; and
     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into Stockholder Voting Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Company Stockholder Agreements”), pursuant to which such stockholders have, among other things, agreed to vote, or give the Buyer a proxy to vote, all of the shares of capital stock of the Company that such stockholders own in favor of the Company Voting Proposal (as defined below);
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:
ARTICLE I. THE MERGER
     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be filed with the Secretary of State of the Commonwealth of Massachusetts, articles of merger (the “Articles of Merger”) in such form as is required by, and executed by the Transitory Subsidiary and the Company in accordance with, the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts or at such later time as is established by the Buyer and the Company and set forth in the Articles of Merger (the “Effective Time”).

     1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.
     1.3 Effects of the Merger. At the Effective Time the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Effective Time is sometimes referred to herein as the “Surviving Corporation”). The Articles of Organization and By-laws of the Company, each as amended and in effect on the date of this Agreement, shall be the Articles of Organization and By-laws of the Surviving Corporation. The Merger shall have the effects set forth in Section 11.07 of the MBCA.
ARTICLE II. CONVERSION OF SECURITIES
     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:
          (a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.
          (b) Cancellation of Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.
          (c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $13.00 in cash per share (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.
          (d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.
     2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:
          (a) Exchange Agent. At or prior to the Effective Time, the Buyer shall deposit with EquiServe Trust Company, N.A. or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(d) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).
          (b) Exchange Procedures. As soon as reasonably practicable (and in any event within eight Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.
          (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for two hundred seventy (270) days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration.
          (e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity (as defined below), and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
     2.3 Company Stock Plans.
          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any option to purchase Company Common Stock (“Company Stock Options”) under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”), each Company Stock Option outstanding immediately prior to the Effective Time (i) shall be canceled and terminated and (ii) (A) in the case of Company Stock Options that would have been vested or exercisable as of the Effective Time but for such cancellation and termination (giving effect to the terms of any applicable Company Stock Plan or agreement with the Company relating to such Company Stock Option providing for the acceleration of the vesting or exercisability of such Company Stock Option at or prior to the Effective Time) (“Vested Options”), shall represent the right to receive an amount in cash equal to the Option Consideration (as defined below) for each share of Company Common Stock that would have been issuable upon exercise of such Company Stock Option as of the Effective Time and (B) in the case of Company Stock Options that would not have been vested or exercisable as of the Effective Time even without giving effect to such cancellation and termination, shall be replaced with an incentive plan to be determined by the Board of Directors of the Buyer or the Surviving Corporation following the Closing.
          (b) Each holder of a Vested Option shall receive from the Buyer, in respect and in consideration of each Vested Option canceled and terminated pursuant to clause (a) above, as soon as reasonably practicable following the Effective Time (and in any event within eight Business Days), an amount (net of applicable taxes) equal to the product of (i) the amount, if any, by which (A) the Merger Consideration per share of Company Common Stock exceeds (B) the exercise price per share of Company Common Stock subject to such Vested Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Vested Option, without any interest thereon (the “Option Consideration”). For the avoidance of doubt, in the event that the exercise price of any Vested Option is equal to or greater than the Merger Consideration, such Vested Option shall be canceled and have no further effect, and the holders thereof shall be entitled to participate in an incentive plan to be determined by the Board of Directors of the Buyer or the Surviving Corporation following the Closing.
          (c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options. The Buyer shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.3. If requested by the Buyer not less than five (5) Business Days prior to the Effective Time, the Company shall coordinate with the Buyer and the Exchange Agent to have the Option Consideration paid through the Company’s payroll system.
          (d) The Company shall terminate its Second Amended and Restated 1992 Stock Purchase Plan, as amended (the “Company ESPP”), in accordance with its terms as of or prior to the Effective Time.
     2.4 Dissenting Shares.
          (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares of Company Common Stock in accordance with the MBCA (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the MBCA with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the MBCA to a holder of Dissenting Shares.
          (b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive

Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.
          (c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the MBCA, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MBCA that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”).
     3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries (as defined below), taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:
          (a) changes that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism;
          (b) changes that are the result of factors generally affecting the industries or markets in which the Company operates;
          (c) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including actions of competitors or any delays or cancellations of orders for products or services or losses of employees;

          (d) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof;
          (e) any action taken pursuant to or in accordance with this Agreement (including Section 6.6) or at the request of the Buyer;
          (f) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;
          (g) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing;
          (h) any loss of employees or customers resulting directly or indirectly from the announcement of the Merger;
          (i) any stockholder litigation arising from or relating to the Merger; and
          (j) any decline in the price of the Company Common Stock on The NASDAQ National Market.
     3.2 Capitalization.
          (a) The authorized capital stock of the Company as of the date of this Agreement consists of 80,000,000 shares of Company Common Stock and 100,000 shares of preferred stock, $1.00 par value per share of which, 20,000 shares have been designated as “Series A Junior Participating Cumulative Preferred Stock” (“Company Preferred Stock”). As of August [ ], 2005, (i) 12,759,356 shares of Company Common Stock were issued and outstanding, and (ii) no shares of Company Preferred Stock were issued or outstanding.
          (b) Section 3.2 of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date specified therein, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options (other than Company Stock Options issued pursuant to the Company ESPP), indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.
          (c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Company Stockholder Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.
          (d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MBCA, the Company’s Articles of Organization or By-laws or any agreement to which the Company is a party or is otherwise bound.
          (e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.
     3.3 Subsidiaries.
          (a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and types of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
          (b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or that are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings by which the Company or its Subsidiary is a party or by which either of them is bound with respect to the voting of any capital stock of any Subsidiary of the Company.
          (c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws and other similar organizational documents of each Subsidiary of the Company.
          (d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of the Company, other than securities in a publicly traded company or mutual fund held for investment by the Company or any of its Subsidiaries and consisting of less than five percent of the outstanding capital stock of such company.
     3.4 Authority; No Conflict; Required Filings and Consents.
          (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the MBCA (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the MBCA, (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and voted to recommend that the stockholders of the Company vote in favor of the approval of this Agreement, and (iv) to the extent necessary, adopted a vote having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
          (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Organization or By-laws of the Company or of the charter, by-laws, or other similar organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a “Contract”), or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement (as defined below) with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.
          (d) The affirmative vote for approval of the Company Voting Proposal by the holders of at least two-thirds of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
     3.5 SEC Filings; Financial Statements; Information Provided.
          (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2003. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments in immaterial amounts. The consolidated, unaudited balance sheet of the Company as of June 30, 2005 is referred to herein as the “Company Balance Sheet.” The principal executive officer of Company and the principal financial officer of Company (and each former principal executive officer or principal financial officer of Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder, with respect to the Company SEC Reports filed since such certifications have been required. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since December 31, 2004, to the Company’s Knowledge, no former or current employee of the Company or any of its Subsidiaries, or any member of the Company’s public auditing firm, has alleged in writing to any of the executive officers of the Company that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
          (c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates that should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.
          (d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance with the applicable listing and other rules and regulations of The NASDAQ National Market.
     3.6 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet and except for liabilities incurred in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”) after the date of the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Company’s SEC Reports or set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated to guaranty or assume any dividend or any material debt or other obligation of any person, corporation, association, partnership or other entity.
     3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been (i) a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of the Buyer under Section 5.1 (other than paragraphs (b), (f) and (g) of Section 5.1) had such action or event occurred after the date of this Agreement.
     3.8 Taxes.
          (a) The Company and each of its Subsidiaries have filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the Ordinary Course of Business. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.
          (b) The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2001. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8 of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 2001. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the actual knowledge as of the date hereof of the individuals identified in the Preamble to the Company Disclosure Schedule (the “Company’s Knowledge”), threatened or contemplated and which is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.
          (c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.
          (d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.
          (e) Neither the Company nor any of its Subsidiaries have effected reduction in force of its employees or taken any other action that is likely to increase materially unemployment Taxes, charges or assessments to the Company or its Subsidiaries from current rates.
          (f) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (g) Neither the Company nor any of its Subsidiaries has, with respect to any open taxable period, applied for and been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable state, local or foreign law.
     3.9 Owned and Leased Properties.
          (a) The Company owns no real property.
          (b) Section 3.9 of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge,

any other party to any Company Lease is in default, under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases.
          (c) The Company and each of its Subsidiaries have good title to, or a valid leasehold interest in, all of its material tangible assets and properties set forth on the Balance Sheet, except for assets and properties disposed of in the Ordinary Course of Business since the Balance Sheet Date and except for defects in title, easements, restrictive covenants, Taxes that are not yet delinquent and similar encumbrances that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. All such material tangible assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (ii) Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (iv) Liens that do not materially interfere with the conduct of the business of the Company and do not materially affect the use or value of such assets and properties.
     3.10 Intellectual Property.
          (a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.
          (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its

Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold or licensed by the Company or any of its Subsidiaries, but excluding generally commercially available, off-the-shelf software programs (the “Third Party Intellectual Property”). The Company and its Subsidiaries are in compliance in all material respects with the terms of the licenses and sublicenses of Third Party Intellectual Property, and neither the Company nor any of its Subsidiaries have been informed in writing since January 1, 2003 that any such license or sublicense of Third Party Intellectual Property will be terminated. Section 3.10 of the Company Disclosure Schedule sets forth a complete and accurate list of all applications and registrations for Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and a complete and accurate list of all Third Party Intellectual Property. To the Company’s Knowledge, the Company and its Subsidiaries are the exclusive owners of all rights, title and interest in the Company Intellectual Property identified in Section 3.10 of the Company Disclosure Schedule and, except as licensed in the licenses identified in Section 3.10 of the Company Disclosure Schedule or in licenses to customers, have the exclusive right to use the Company Intellectual Property. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no claim to ownership or partial ownership of the Company Intellectual Property or right to use the Company Intellectual Property has been asserted in any action, suit or proceeding, involving the Company or any of its Subsidiaries that remains unresolved. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company Intellectual Property is not subject to any outstanding order, decree or judgment.
          (c) To the Company’s Knowledge, all patents and registrations for trademarks, service marks and copyrights that are held by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole, are valid and subsisting and have not expired or been cancelled or abandoned. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property. To the Company’s Knowledge, no action, suit, proceeding or investigation involving the Company is pending or threatened to invalidate, cancel or render unenforceable any patents or registrations for trademarks, service marks or copyrights material to the business of the Company and its Subsidiaries, taken as a whole. All patents and registrations for trademarks, service marks or copyrights owned by the Company are properly granted or registered, as the case may be, under applicable law, except where the failure to be so registered, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.
          (d) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property.
          (e) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Since January 1, 2003, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such infringement, violation or misappropriation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company has not received since January 1, 2003 any written notice of, and is not otherwise aware of, any infringement by or misappropriation by others of Company Intellectual Property that is material to the business of the Company, or any violation of the confidentiality of any of its confidential business information. To the Company’s Knowledge, the Company is not making unlawful or unauthorized use of any Intellectual Property of any past or present employee or consultant of the Company. To the Company’s Knowledge, the activities of the Company’s employees on behalf of the Company do not violate any agreements or arrangements known to the Company that any such employees have with any other entity, including former employers or any other entity to whom such employees may have rendered consulting services. All employees and independent contractors of the Company with access to material Company Intellectual Property have executed a nondisclosure and assignment of inventions agreements regarding the confidentiality and exclusive ownership of the Company Intellectual Property, except where the failure to have executed such agreements, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.
     3.11 Contracts.
          (a) For purposes of this Agreement, “Company Material Contract” shall mean:
               (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;
               (ii) any employment or consulting Contract with any executive officer or other employee of the Company or member of the Company’s Board of Directors earning a combined annual salary and guaranteed bonus in excess of $100,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company;
               (iii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or compete with any person in any line of business or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the Company’s products, or (C) otherwise prohibiting or limiting the right of the Company and its Subsidiaries to make, sell or distribute any products or services;
               (iv) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the Ordinary Course of Business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries;
               (v) any Contract to provide source code to any third party for any product or technology that is material to the Company and its Subsidiaries taken as a whole;
               (vi) any Contract to license any third party to manufacture or reproduce any of the Company’s products, services or technology or any Contract to sell or distribute any of the Company’s products, services or technology, except (A) agreements with distributors, sales representatives or other resellers in the Ordinary Course of Business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the Ordinary Course of Business;
               (vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts or instruments relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the Ordinary Course of Business;
               (viii) any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the Ordinary Course of Business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company or (B) settlement agreements for cash only (which has been paid) and does not exceed $200,000 as to such settlement;
               (ix) any Contract under which the Company or any Subsidiaries has licensed its Intellectual Property to a third party, other than to customers, distributors and other resellers in the Ordinary Course of Business;
               (x) any Contract under which the Company or any Subsidiaries has received a license to any Third Party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole; or
               (xi) any Contract or instrument under which the Company is owed money from any executive officer or director of the Company, other than advances for expenses in the Ordinary Course of Business.
          (b) Section 3.11 of the Company Disclosure Schedule sets forth a list of all written Company Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof.
          (c) All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
     3.12 Litigation. Except as set forth in Section 3.12 in the Company Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or prevent the consummation of the Merger. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. There is no action, suit, investigation or proceeding pending as of the date of this Agreement against the Company or, to the Company’s Knowledge, any of its directors or executive officers, alleging a violation of federal or state securities laws, or the rules and regulations of the NASDAQ Stock Market, that relates to the Company.
     3.13 Environmental Matters.
          (a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:
               (i) neither the Company nor its Subsidiaries has received any written notice and, to the Company’s Knowledge, are not aware of any pending or threatened notices alleging any of them has not complied with or has any liability under applicable Environmental Laws not previously cured;
               (ii) the Company and its Subsidiaries have not received any written notice and, to the Company’s Knowledge, are not aware of any pending or threatened notices, that they are or may be subject to material liability related to Hazardous Substances, Contamination or violation of Environmental Law with respect to any property currently owned, leased or occupied by the Company or any Subsidiary, any property previously owned, leased or occupied by the Company or any Subsidiary or any third party;
               (iii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law;
               (iv) each of the Company and the Subsidiaries of Company is in compliance with all applicable Environmental Laws, including the possession of or having applied for all Permits required under applicable Environmental Laws, and compliance with their terms and conditions except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect; and since January 1, 2003, the Company and its Subsidiaries have made all reports and given all notices required by Environmental Laws except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect;
               (v) no civil, criminal or administrative suit, claim, action or proceeding is pending, and to the Company’s Knowledge, there is no pending investigation by any Governmental Entity, under any Environmental Law relating to any operations, property or facility owned, operated or leased by the Company or any of its Subsidiaries, or with respect to the operations, properties or facilities of the Company or any of its Subsidiaries previously owned, operated or leased by the Company or any of its Subsidiaries, or, to the Company’s Knowledge, to any location at or to which the Company or any of its Subsidiaries has disposed of, transported or arranged for the disposal of Hazardous Substances;

               (vi) neither the Company nor any of its Subsidiaries has expressly assumed the liability of any other person for, and has not agreed to indemnify any other person against, claims arising out of the release of Hazardous Substances into the environment or other claims under Environmental Laws, except for any agreement to indemnify a lessor of real property contained in the lease between such lessor and the Company or any of its Subsidiaries; and
               (vii) to the Company’s Knowledge, neither the Company nor any Subsidiary has released any material insurance policies, or waived or fully released all rights under insurance policies, that may provide coverage for liabilities under Environmental Laws or liabilities or damages otherwise arising out of the release of Hazardous Substances into the environment.
          (b) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.
          (c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or that falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.
          (d) For purposes of this Agreement, the term “Contamination” or “Contaminated” means: the known presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media requiring investigation, remediation, removal, reporting or other response action by a Governmental Entity under any Environmental Law.
          (e) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.
     3.14 Employee Benefit Plans.
          (a) Section 3.14 of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or for which such parties have material liability (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation involving more than one person, including insurance coverage, severance benefits, disability benefits, retiree medical benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary of the Company.
          (b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (as applicable) (i) the plan document or other governing contract for such Company Employee Plan, including all amendments and supplements thereto, and a summary of any unwritten Company Employee Plan, (ii) the annual report (Form 5500, including schedule and attachments) filed with the Internal Revenue Service for the last three (3) plan years; (iii) each trust agreement, group annuity contract, or other funding agreement or contract for the Company Employee Plan; (iv) the most recently distributed summary plan description, any summaries of material modification, and any similar descriptions prepared or required for any Company Employee Plan relating to such Company Employee Plan; (v) the most recently received determination letter and/or opinion letter issued by the Internal Revenue Service for any Company Employee Plan; and (vi) the actuarial report and financial statements for the last three (3) years for any Company Employee Plan.
          (c) Each Company Employee Plan is being operated and administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms. None of the Company, the Company’s Subsidiaries, or their ERISA Affiliates, any officer or employee of such Company, Subsidiary, or ERISA Affiliate, or any of the Company Employee Plans which are subject to ERISA, including any trusts created thereunder, or any trustee, administrator, or fiduciary thereof, has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) that has resulted in material liability to the Company. All contributions and all payments and premiums required to have been made to or under any Company Employee Plan have been made (or otherwise accrued to the extent required by GAAP if not yet due) and nothing has occurred with respect to the operation of the Company Employee Plans that would reasonably be expected to cause the imposition of a material liability, penalty or tax on the Company under ERISA, the Code or other applicable law). None of the Company Employee Plans have been terminated, nor has there been any reportable event (as defined in Section 4043 of ERISA) with respect to any Company Employee Plan within the last five (5) years.
          (d) The assets of each Company Employee Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.
          (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Any voluntary employee benefit association that provides benefits to current or former employees of the Company, the Company’s Subsidiaries, or any of their ERISA Affiliates, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.
          (f) Neither the Company, any of the Company’s Subsidiaries nor any of the ERISA Affiliates of the Company and its Subsidiaries has (i) ever maintained a Company Employee Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
          (g) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.
          (h) Except as set forth in Section 3.14 in the Company Disclosure Schedule, there are no pending or, to Company’s Knowledge, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Company Employee Plans that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.
          (i) Neither the Company, its Subsidiaries, or any of their ERISA Affiliates maintain or have an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company, the Company’s Subsidiaries, or any of their ERISA Affiliates, except (i) as may be required under part 6 of Subtitle B of Title I of ERISA and at the sole expense of the participant or the participant’s beneficiary, or (ii) pursuant to a medical expense reimbursement account described in Section 125 of the Code.
          (j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former employee or director of the Company or its Subsidiaries, (ii)

increase any benefits under any Company Employee Plan, or (iii) result in the acceleration of the time of payment, vesting or other rights with respect to any such benefits.
          (k) To the Company’s Knowledge, no Company Employee Plan is currently under audit or investigation by any governmental agency.
     3.15 Compliance With Laws. The Company and each of its Subsidiaries is in compliance with, is not in violation of, and, since January 1, 2003, has not received any written notice alleging any violation with respect to, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.
     3.16 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.
     3.17 Labor Matters.
          (a) Section 3.17 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $150,000 per year, along with the position and the annual rate of base compensation of each such person.
          (b) No employee or former employee of the Company is subject to any collective bargaining or works council agreement relating to their employment with the Company, and there is no union, works council, or other labor organization which, pursuant to applicable law, must be notified or consulted or with which negotiations need to be conducted by operation of law in connection with the Merger.
          (c) Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union, works council, or other labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, and there is not pending or, to the Company’s Knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.
          (d) Neither the Company nor any of its Subsidiaries is the subject of any proceeding pending or, to the Company’s Knowledge, threatened, before the Equal Employment Opportunity commission or any other similar state or local agency responsible for the prevention of unlawful employment practices.

          (e) Since January 1, 2003, neither the Company nor any of its Subsidiaries has effectuated (i) a plant closing (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or a Company Subsidiary, or (ii) a mass layoff (as defined in the WARN Act) affecting any site of employment or facility of the Company or a Company Subsidiary; nor since January 1, 2003 has the Company nor any of its Subsidiaries been affected by any transaction or engaged in any layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.
     3.18 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. The Company has made available to the Buyer all current insurance policies and binders that are material to the Company and its Subsidiaries taken as a whole (“Insurance Policies”) (i) insuring the business or properties of the Company or its the Subsidiaries or (ii) which provide insurance for any director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries that is held by or on behalf of the Company or any Subsidiary of the Company. All Insurance Policies are in full force and effect, except where to failure to be in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. There are no outstanding material claims under any Insurance Policy which have been denied or disputed by the insurer and would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received written notice of cancellation or termination with respect to any Insurance Policy that has not been replaced on substantially similar terms prior to the date of such cancellation.
     3.19 Commercial Relationships. The Company has made available to the Buyer a list of: (i) each customer of the Company that accounted for two percent (2%) or more of the consolidated revenue of the Company and its Subsidiaries for the year ended December 31, 2004, and (ii) each supplier that accounted for five percent (5%) or more of the total cost of product sold of the Company and its Subsidiaries for the year ended December 31, 2004.
     3.20 Government Contracts. As of the date of this Agreement, with respect to any Government Contract, (a) to the Company’s Knowledge, there is no civil fraud or criminal investigation of any Governmental Entity against the Company or any of its Subsidiaries, (b) to the Company’s Knowledge there is no suspension or debarment proceeding (or equivalent proceeding) against the Company or any of its Subsidiaries, (c) there is no request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Entity) or claim of defective pricing in excess of $100,000, (d) there is no dispute between the Company or any of its Subsidiaries and a Governmental Entity which, since January 1, 2003, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $100,000 or (e) there is no claim for equitable adjustment by the Company or any of its Subsidiaries against a Governmental Entity in excess of $100,000. As used herein, “Government Contracts” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, bid, change order or other commitment or funding vehicle between Company or any of its Subsidiaries and

(i) a Governmental Entity, (ii) any prime contractor to a Governmental Entity or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).
     3.21 Opinion of Financial Advisor. The financial advisor of the Company, Broadview International, a division of Jefferies & Company, Inc. (“Broadview”), has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.
     3.22 Chapter 110F Not Applicable. The Company Board of Directors has taken all actions necessary so that the restrictions contained in Section 1 of Chapter 110F of the Massachusetts General Laws applicable to a “business combination” (as defined in Section 3 of Chapter 110F of the Massachusetts General Laws) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreements.
     3.23 Rights Agreement. The Company has taken all action necessary or appropriate so that the entering into of this Agreement or the Company Stockholder Agreements do not and will not result in the ability of any person to exercise any of the rights (the “Company Rights”) under the Shareholder Rights Agreement, dated as of September 9, 1998, by and between the Company and EquiServe Trust Company, N.A., as amended, or enable or require the Company Rights issued thereunder to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or cease to be redeemable.
     3.24 Brokers. The Company has made available to the Buyer each agreement or commitment of the Company or any of its Affiliates with any broker, investment banker, financial advisor or other firm, to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.
     3.25 Relations with Governments. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries, nor any director, officer or employee of the Company or any of its Subsidiaries (acting in their capacity as such for the Company), has (a) used any funds for contributions, gifts, entertainment or other expenses related to political activity in violation of applicable United States Federal law, (b) made any payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of applicable United States Federal law, or (c) violated any applicable United States Federal export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
TRANSITORY SUBSIDIARY
     The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).
     4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.
     4.2 Authority; No Conflict; Required Filings and Consents.
          (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Articles of Organization or By-laws of the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of the Buyer’s common stock are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Massachusetts Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, and (ii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, would not be reasonably likely to have a Buyer Material Adverse Effect.
          (d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.
     4.3 Information Provided; Financial Information.
          (a) The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates that should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.
          (b) The total assets of the ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)) of the Buyer reflected on the last regularly prepared balance sheet of such entity were less than $100 million. In addition, the total revenues of such entity during its last completed fiscal year were less than $100 million.
     4.4 Absence of Certain Changes or Events. Since January 1, 2005, there has not been a Buyer Material Adverse Effect.

     4.5 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     4.6 Financing. The Buyer has (i) an executed commitment letter in place from Comerica Bank for a senior debt financing of $25,000,000 and (ii) financing commitment letters in place from TowerBrook Investors, L.P., Oak Investment Partners X, Limited Partnership, and Anschutz Investment Company, pursuant to which such entities have committed, upon the terms and subject to the conditions set forth therein, to provide financing in an amount of $110,000,000 in connection with the transactions contemplated by this Agreement (each of (i) and (ii) collectively, the “Commitment Letters”). The Commitment Letters are in full force and effect; all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full if and when due; and the Commitment Letters have not been amended or terminated. The Buyer and the Transitory Subsidiary have no reason to believe that any condition to the Commitment Letters that is within their control will not be satisfied or waived prior to the Effective Time. As of the Closing, the Buyer will have received cash in an aggregate amount sufficient to pay all amounts required to be paid by it, the Surviving Corporation and the Transitory Subsidiary in connection with the Merger, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the Merger (the “Required Cash Amount”). The Buyer has provided to the Company complete and accurate copies of the Commitment Letters.
     4.7 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.
ARTICLE V. CONDUCT OF BUSINESS
     5.1 Covenants of the Company. Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock from (A) holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;
          (b) except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement or pursuant to the Company ESPP (provided that the Company agrees not to renew the Company ESPP to a commence a new offering period on January 1, 2006 after the current offering period expires on December 31, 2005));
          (c) amend its articles of organization, by-laws or other comparable charter or organizational documents;
          (d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;
          (e) sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business;

          (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, continue to invest in debt securities in accordance with the Company’s cash investment policy as described on Section 5.1 of the Company Disclosure Schedule, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;
          (g) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $200,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to the Buyer or the specific capital expenditures disclosed in Section 5.1 of the Company Disclosure Schedule;
          (h) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;
          (i) except in the Ordinary Course of Business, enter into any material contract or agreement relating to the distribution, sale or marketing by third parties of the products of the Company or any of its Subsidiaries;
          (j) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases (not to exceed 5% for any person) of salaries in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any Company Employee Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for payment of a proportionate part of any bonus payments targeted for fiscal 2005, or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;
          (k) make or rescind any material Tax election (including an election on Form 3115 (Application for Change in Accounting Method), settle or compromise any material Tax liability or amend any material Tax return;
          (l) initiate, compromise or settle any material litigation or arbitration proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement);
          (m) open any new, or permanently close any existing, facility or office;
          (n) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions;
          (o) knowingly abandon, cancel, or allow to lapse or expire, any Company Intellectual Property that is the subject of an application or registration;
          (p) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement; or
          (q) except with respect any amounts disputed in good faith by the Company, fail to pay accounts payable and other obligations when due in the Ordinary Course of Business.
          Notwithstanding the foregoing, nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its or its Subsidiaries’ operations.
     5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of October 12, 2004 (as amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein, and the Commitment Letters and all material delivered pursuant to Section 5.3 are agreed to be “Information” of the Buyer as defined in the Confidentiality Agreement, and will be kept confidential pursuant thereto, unless otherwise required to be disclosed by applicable law, including in any proxy statement of the Company filed with the SEC in connection with this Agreement.

     5.3 Financing Commitments.
          (a) The Buyer will use its reasonable best efforts to arrange and close the financing set forth in the Commitment Letters and to satisfy the conditions set forth in the Commitment Letters. The Buyer shall keep the Company informed with respect to developments concerning the status of the financings contemplated by the Commitment Letters. Without limiting the foregoing, the Buyer agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to any Commitment Letter notifies the Buyer that such source no longer intends to provide financing to the Buyer on the terms set forth therein, or (iii) for any reason the Buyer no longer believes in good faith that it will be able to obtain the Required Cash Amount from cash on hand and the Commitment Letters. The Buyer shall not amend or alter, or agree to amend or alter, any Commitment Letter in any manner that would impair, delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company. The Buyer shall use its reasonable best efforts to enforce the obligations of the lenders or the investors, as the case may be, under the Commitment Letters.
          (b) If any Commitment Letter shall be terminated or modified in a manner materially adverse to the Buyer for any reason, the Buyer shall use its reasonable best efforts to obtain alternative financing as promptly as practical in an amount that, together with existing cash resources, will equal the Required Cash Amount. If obtained, the Buyer will provide the Company with a copy of the new financing commitment letters.
ARTICLE VI. ADDITIONAL AGREEMENTS
     6.1 No Solicitation.
          (a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, during the Pre-Closing Period the Company shall not, nor shall the Company authorize or permit any of its Subsidiaries to, nor shall the Company authorize its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly:
               (i) solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or
               (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.
Notwithstanding anything to the contrary set forth in this Agreement, prior to the approval of this Agreement at the Company Meeting (the “Specified Time”), the Company may, to the extent failure to do so could reasonably constitute a breach of fiduciary obligations of the Company Board under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, (A) in response to a Superior Proposal or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not, in the aggregate, less restrictive of the other party than the Confidentiality Agreement and (y) engage in discussions or negotiations (including solicitation of a revised Superior Proposal or Acquisition Proposal) with such person and its Representatives regarding any Superior Proposal or Acquisition Proposal, and (B) in response to a Superior Proposal or an inquiry that is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.
          (b) No Change in Recommendation or Alternative Acquisition Agreement. During the Pre-Closing Period, the Company Board shall not:
               (i) except as set forth in this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;
               (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or
               (iii) except as set forth in this Section 6.1, approve or recommend any Acquisition Proposal.
Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may (x) withdraw or modify the recommendation by the Company Board with respect to the Company Voting Proposal, and (y) in the event the withdrawal or modification is in response to a Superior Proposal, approve or recommend such Superior Proposal and terminate this Agreement, if, in the case of clauses (x) and (y), the Company Board determines in good faith, after consultation with outside counsel, that failure to do so could reasonably constitute a breach of its fiduciary obligations under applicable law; but in the event the withdrawal or modification is in response to a Superior Proposal, such withdrawal or modification shall occur only (A) at a time that is after the third Business Day following Buyer’s receipt of written notice advising the Buyer that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal or an Acquisition Proposal reasonably likely to lead to a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (B) if the Buyer does not make within three Business Days of receipt of such written notice a binding, written and complete (including schedules and exhibits) offer (a “New Offer”) to amend the terms of this Agreement to include terms that are, as determined in good faith by the Company Board, at least as favorable to the stockholders of the Company as such Acquisition Proposal (it being understood that the Company shall not enter into a binding agreement in respect of such Superior Proposal during such three Business Day period). The Company agrees that, during the period of three Business Days prior to terminating this Agreement to enter into an agreement with respect to a Superior Proposal, the Company Board shall consider in good faith the revisions to the terms of the transaction contemplated by this Agreement that are proposed by Buyer. Nothing in this Section 6.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), or (B) affect any obligation of the Company under this Agreement or (C) limit the Company’s obligation to call, give notice of, convene and hold the Company Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of the Company Voting Proposal; provided, in each of (A) — (C), prior to the termination of this Agreement.
          (c) Notices to the Buyer. The Company shall promptly (within 24 hours) advise the Buyer orally, with written confirmation to follow promptly (and in any event within one Business Day), of receipt by the Company attaining Knowledge of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall not provide any non-public information to or participate in discussions with the person or entity making any Superior Proposal until after the Company has notified the Buyer of such Acquisition Proposal as required by Section 6.1(b) above. The Company shall keep the Buyer reasonably informed of the status, and any material change in the terms, of any such Acquisition Proposal or inquiry.
          (d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.
          (e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.
          (f) Definitions. For purposes of this Agreement:
               “Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 50% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities or consolidated total assets of the Company, which, for the avoidance of doubt, shall include any Superior Proposal, in each case other than the transactions contemplated by this Agreement.
               “Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire over 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets that the Company Board determines in its good faith judgment to be (i) on terms more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.
     6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement (but in no event more than 20 Business Days after the date of this Agreement), the Company, in cooperation with the Buyer, shall prepare and file with the SEC the preliminary Proxy Statement. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.
     6.3 NASDAQ Quotation. The Company agrees to use commercially reasonable efforts to continue the quotation of the Company Common Stock on The NASDAQ Stock Market during the term of this Agreement.
     6.4 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. In addition, during the Pre-Closing Period, the Company shall also provide the Buyer’s officers and employees reasonable access to the Company’s customers and suppliers, provided that such access shall at all times be granted only if such access is scheduled in advance with the Company and only with the direct supervision or participation of one of the Company’s officers, employees or representatives. The Buyer will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.
     6.5 Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Articles of Organization and By-laws and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (a) the Company Board shall recommend approval of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The NASDAQ Stock Market or the MBCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.
     6.6 Legal Conditions to the Merger.
          (a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall each use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).
          (b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.
          (c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make materially burdensome payments in connection with the fulfillment of its obligations under this Section 6.6.
     6.7 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.
     6.8 Indemnification.

          (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Buyer and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent provided under the MBCA or the Company’s current Articles of Organization, By-laws or agreements with those persons. Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor.
          (b) The Articles of Organization and By-laws of the Surviving Corporation shall contain, and Buyer shall cause the Articles of Organization and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Articles of Organization and By-laws of the Company.
          (c) The Surviving Corporation shall maintain, and Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement). The Company or the Buyer may, prior to the Effective Time, satisfy the obligations of the Buyer under this Section 6.8(c) by purchasing a “tail” policy under the Company’s current policies of the directors’ and officers’ liability insurance that has an effective term of six (6) years from the Effective Time and that contains terms and conditions (including coverage amounts) that are no less advantageous than those applicable to the Indemnified Parties.
          (d) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8.
          (e) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
     6.9 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.
     6.10 Stockholder Litigation. Each of the Company and the Buyer shall keep the other reasonably informed of any stockholder litigation or claim pending against the Company or the Buyer, as applicable, and its directors or officers, relating to the Merger or the other transactions contemplated by this Agreement; provided, further, that all obligations of the Company and the Buyer in this Section 6.10 shall be subject to the ability of such party under applicable laws to preserve attorney-client communication and privilege.
     6.11 Employee Compensation. For a twelve-month period following the Effective Time, the Buyer will use all commercially reasonable efforts to provide generally to those of its employees and employees of the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), a total compensation package (including benefits) that, in the aggregate, is no less favorable to the total compensation package (including benefits) provided to those employees immediately prior to the execution of this Agreement.
     6.12 Service Credit. Following the Effective Time, the Buyer will give each Continuing Employee full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plans (as defined below), (b) determination of benefits levels under any Buyer Employee Plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Buyer Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in

Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer.
     6.13 Notification to Company Option Holders. Within ten (10) Business Days of the execution of this Agreement, the Company shall send a written notice to each holder of a Company Stock Option under a Company Stock Plan which informs such holder that the Company, through its Board of Directors, has determined that the Merger shall constitute a “Sale Event” under the terms of such Company Stock Plan, and informing such holder of the results of such determination.
ARTICLE VII. CONDITIONS TO MERGER
     7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
          (a) Stockholder Approval. The Company Voting Proposal shall have been approved at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.
          (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated.
          (c) Governmental Approvals. Other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions that would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.
          (d) Proxy Statement. No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.
          (e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.
     7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.
          (c) No Restraints. There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.
          (d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
          (e) Dissenting Shares. The number of Dissenting Shares that shall have been properly demanded and perfected (and not withdrawn or shall have otherwise lost the right to seek appraisal), shall not exceed ten percent (10%) of the number of outstanding shares of Company Common Stock as of the Effective Time.
     7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

          (b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.
ARTICLE VIII. TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of this Agreement by the stockholders of the Company:
          (a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or
          (b) by either the Buyer or the Company if the Merger shall not have been consummated by December 31, 2005 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or
          (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or
          (d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; or
          (e) by the Buyer, if prior to the approval of the Company Voting Proposal by the Stockholders of the Company at the Company Meeting: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or knowingly modified in a manner adverse to the Buyer its recommendation of the Company Voting Proposal; (ii) the Company Board shall have failed to reconfirm its recommendation of the Company Voting Proposal within ten (10) Business Days after the Buyer requests in writing that the Company Board do so, provided such request may only be made in the event the Company has received an Acquisition Proposal or material amendment to an Acquisition Proposal; (iii) the Company Board shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or (v) the Company shall have materially breached its obligations under Section 6.1 or Section 6.5; or

          (f) by the Company, if the Company Board, pursuant to and in compliance with Section 6.1, shall have approved or recommended to the stockholders of the Company any Acquisition Proposal, but only if the Company shall have paid to the Buyer the termination fee then due and payable under Section 8.3(c); or
          (g) by the Buyer, if there has been a breach of any representation or warranty, or any series of breaches of representations and warranties which (without regard to any materiality or Company Material Adverse Effect qualification contained therein) in the aggregate would have a Company Material Adverse Effect (a “company aggregate breach”), or any failure to perform any covenant or agreement on the part of the Company set forth in this Agreement, which breach (or company aggregate breach) or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach (or company aggregate breach) or failure to perform from the Buyer; or
          (h) by the Company, if there has been a breach of any representation or warranty, or any series of breaches of representations and warranties which (without regard to any materiality or Buyer Material Adverse Effect qualification contained therein) in the aggregate would have a Buyer Material Adverse Effect (a “buyer aggregate breach”), or failure to perform any covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach (or buyer aggregate breach) or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Buyer of written notice of such breach (or buyer aggregate breach) or failure to perform from the Company.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
     8.3 Fees and Expenses.
     (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.
     (b) The Company shall pay the Buyer up to $400,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including reasonable fees and expenses of the Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:
               (i) by the Buyer or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(a), (b) or (d) by the Outside Date shall have resulted in the Closing not occurring; or
               (ii) by the Buyer pursuant to Section 8.1(g).
     The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within ten (10) Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b). Any expense reimbursement paid under this Section 8.3(b) shall reduce any fees payable by the Company under Section 8.3(c).
          (c) The Company shall pay the Buyer a termination fee of $5.5 million in the event of the termination of this Agreement pursuant to:
               (i) (A) Section 8.1(b) (without the Company Meeting having occurred) or (B) Section 8.1(d), if in the case of clauses (A) and (B)(x) at any time after the date hereof and prior to such termination, there shall have been publicly announced an Acquisition Proposal relating to the Company that shall not have been withdrawn or abandoned without qualification prior to the Company Meeting, and (y) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement to consummate, or shall have consummated, such Acquisition Proposal; or
               (ii) Section 8.1(e)(i) – (iv)
               (iii) Section 8.1(e)(v), but only if, within twelve (12) months after such termination, the Company shall have entered into a definitive agreement to consummate, or shall have consummated, an Acquisition Proposal.
               (iv) Section 8.1(f).
     Any fee due under Section 8.3(c)(i) or Section 8.3(c)(iii) shall be paid to the Buyer by wire transfer of same-day funds upon the earlier of the date of the execution of such definitive agreement and such consummation of an Acquisition Proposal. Any fee due under Section 8.3(c)(ii) shall be paid to the Buyer by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(c)(iv) shall be paid contemporaneously with and as a condition to the Company’s right to terminate this Agreement.
          (d) The Buyer shall pay the Company up to $400,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including reasonable fees and expenses of the Company’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

               (i) by the Company or the Buyer pursuant to Section 8.1(b) as a result of the failure to satisfy the conditions set forth in Section 7.3(a) or (b); or
               (ii) by the Company pursuant to Section 8.1(h).
     The expenses payable pursuant to this Section 8.3(d) shall be paid by wire transfer of same-day funds within ten Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(d).
          (e) In the event any amounts due under this Section 8.3 are not paid when due, such payments shall bear interest at a rate equal to the prime rate announced from time to time by The Wall Street Journal plus 2% per annum, and in addition to being obligated to pay such applicable amounts and interest thereon, the party owing the amount shall pay or reimburse the other party’s costs and expenses (including, but not limited to, reasonable legal fees and expenses) solely to the extent incurred in connection with any action, including, but not limited to, the filing of any lawsuit or other legal action to collect payment of such amounts and any interest thereon.
          (f) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2 but shall otherwise constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.
     8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX. MISCELLANEOUS
     9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8, 6.12 and 6.13 and this Article IX.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Transitory Subsidiary, to

EAS Group, Inc.
75 Perseverance Way
Hyannis, Massachusetts 02601
Attn: Marc Zionts
Telecopy: 508-862-3020

with a copy to:

McDermott Will & Emery LLP
227 W. Monroe Street
Chicago, Illinois 60606
Attn: Neal J. White, Esq.
Thomas P. Conaghan, Esq.
Telecopy: (312) 984-3669 or (312) 984-7700

(b)	if to the Company, to

Brooktrout, Inc.
250 First Avenue
Needham, Massachusetts 02494
Attn:
Telecopy: 781-449-9009

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Mark L. Johnson, Esq.
Peter N. Handrinos, Esq.
Telecopy: (617) 526-5000

     Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
     9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.
     9.4 No Third Party Beneficiaries. Except as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries) and Sections 6.12 and 6.13 (with respect to which the Continuing Employees shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
     9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
     9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.
     9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” are agreed to have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in Section 3.1 or Buyer Material Adverse Effect in Section 4.1. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.
     9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
     9.12 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
     9.13 Disclosure Schedules. The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent that it is readily apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

EAS GROUP, INC.

By:	/s/ Marc Zionts

Name:	Marc Zionts
Title:	Vice President

XL ACQUISITION CORP.

By:	/s/ Marc Zionts

Name:	Marc Zionts
Title:	President

BROOKTROUT, INC.

By:	/s/ Eric R. Giler

Name:	Eric R. Giler
Title:	President

By:	/s/ Robert C. Leahy

Name:	Robert C. Leahy
Title:	Vice President – Finance and Operations; Treasurer
Signature Page to Agreement and Plan of Merger

Schedule A
Parties to Company Stockholder Agreements
Eric R. Giler
David W. Duehren
Robert C. Leahy
R. Andrew O’Brien
Heather J. Magliozzi
W. Brooke Tunstall
Robert G. Barrett
David L. Chapman
Ronald L. Bleakney

Exhibit A
Form of Company Stockholder Agreement

STOCKHOLDER VOTING AGREEMENT
     STOCKHOLDER VOTING AGREEMENT, dated as of August 18, 2005 (this “Agreement”), between the stockholder identified on the signature page hereto (the “Stockholder”), and EAS Group, Inc., a Delaware corporation (“Buyer”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.
     WHEREAS, as of the date hereof, the Stockholder owns of record and beneficially shares of common stock, par value $0.01 per share, and owns of record or beneficially options and other rights to acquire shares of common stock, of Brooktrout, Inc., a Massachusetts corporation (the “Company”), as set forth on the signature page hereto (such shares and options, or any other voting or equity securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”);
     WHEREAS, concurrently with the execution of this Agreement, Buyer and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Buyer will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”); and
     WHEREAS, as a condition to the willingness of Buyer to enter into the Merger Agreement, Buyer has required that the Stockholder agree, and in order to induce Buyer to enter into the Merger Agreement, the Stockholder is willing to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:
     Section 1. Voting of Shares.
     (a) The Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, the Stockholder shall (a) appear at the Company Meeting or any other meeting of the stockholders of the Company, however called, or otherwise cause his, her or its Shares to be counted as present thereat for purposes of calculating a quorum, (b) vote in favor of any proposal to adjourn such meeting if necessary to permit the further solicitation of proxies in the event that there are not sufficient votes at the time of such meeting to approve the Merger Agreement, (c) vote, or cause to be voted, all of his, her or its Shares (i) in favor of the approval of the Merger Agreement, and (ii) against approval of any Alternative Acquisition Agreement.
     (b) Subject to the last sentence of this Section 1(b), the Stockholder hereby irrevocably (to the extent permitted by law) grants to, and appoints, the Buyer as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares, if the Stockholder is unable to perform his, her or its obligations under this Agreement, at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and solely in accordance and consistent with, Section 1(a). The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the obligations of the Stockholder under this Agreement. Except as otherwise provided for herein, the Stockholder hereby affirms that the appointment of the proxy is coupled with an interest and intended to be irrevocable in accordance with the provisions of Section 7.22 of the Massachusetts Business Corporation Act. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.
     Section 2. Transfer of Shares. The Stockholder covenants and agrees that, prior to the conclusion of the Company Meeting, the Stockholder will not directly or indirectly (i) sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any Shares prior to the conclusion of the Company Meeting. Notwithstanding the foregoing, the Stockholder may make (i) transfers by will, or by operation of law, in which case this Agreement shall bind the transferee, (ii) transfers in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Stockholder under, this Agreement and (iii) as the Buyer may otherwise agree in writing.
     Section 3. Representations and Warranties. The Stockholder represents and warrants to Buyer as of the date hereof as follows:
     (a) Ownership of Shares. The Stockholder beneficially owns all of the Shares and options to acquire Shares as set forth on the signature page hereto. The Stockholder owns no shares of Company Common Stock other than the Shares as set forth on the signature page hereto. The Stockholder has sole voting power with respect to all of the Shares.
     (b) Power, Binding Agreement. The Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     (c) No Conflicts. The execution and delivery of this Agreement do not, and the performance of this Agreement by the Stockholder will not, conflict with or violate (i) any contract, agreement, license, instrument or permit to which the Stockholder is a party or by which the Stockholder is bound, or (ii) any law applicable to the Stockholder or by which the Stockholder is bound. Except as expressly contemplated hereby, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust.
     (d) No Restraints. As of the date hereof, there is no suit, action investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder before or by any governmental entity or person that could impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis
     Section 4. Termination. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time or (ii) any termination of the Merger Agreement.
     Section 5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     Section 6. Fiduciary Duties. The Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement. Subject to the foregoing sentence, the Stockholder agrees, solely in his, her or its capacity as a Stockholder to comply with Section 6.1 of the Merger Agreement

     Section 7. Miscellaneous.
     (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.
     (b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the principles of conflicts of law thereof.
     (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:
          (i) if to the Stockholder to the address set forth on the signature page of this Agreement; and
          (ii) if to the Buyer to:
EAS Group, Inc.
75 Perseverance Way
Hyannis, Massachusetts 02601
Tel: 508-862-3000
Fax: 508-862-3020
Attn: Marc Zionts
with a copy to:
McDermott, Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Tel: 312-372-2000
Fax: 312-984-7700
Attn: Neal White Esq./Thomas Conaghan, Esq.
     (f) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

     (g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
     (h) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.
     (i) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
     (j) WAIVER OF JURY TRIAL. EACH OF THE BUYER AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
[signature page to follow]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Stockholder Voting Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

BUYER
By:
Name:
Title:

STOCKHOLDER:

Signature

Name

Address

Address

Number of Shares:

Number of Options: